POWER OF ATTORNEY
     The undersigned Directors and officers of The Central Europe and Russia Fund, Inc., a Maryland corporation (the “Fund”), each does hereby appoint Vincent Esposito, Paul Schubert and Carole Coleman, or any of them, as his attorney-in-fact to execute and to file with the Securities and Exchange Commission a Registration Statement on Form N-2 under the Securities Act of 1933 and the Investment Company Act of 1940 relating to the registration of the Fund’s securities, any and all amendments to such Registration Statement, and to execute and file such other documents necessary or appropriate in connection with such Registration Statement.
     In witness whereof, the undersigned has duly executed this power of attorney as of the 28th day of October, 2005.

/s/ Fred H. Langhammer

Detlef Bierbaum, Director	Fred H. Langhammer, Director

/s/ Christian H. Strenger

Dr. Kurt W. Bock, Director	Christian H. Strenger, Chairman of the Board and Director

/s/ John Bult	/s/ Dr. Frank Trömel

John Bult, Director	Dr. Frank Trömel, Director

/s/ Richard R. Burt	/s/ Robert H. Wadsworth

Richard R. Burt, Director	Robert H. Wadsworth, Director

/s/ John H. Cannon	/s/ Werner Walbröl

John H. Cannon, Director	Werner Walbröl, Director

/s/ Vincent Esposito	/s/ Paul Schubert

Vincent Esposito, President and Chief Executive Officer (Principal Executive Officer)	Paul Schubert, Treasurer and Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)